UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

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☐ Definitive Proxy Statement.
☑ Definitive Additional Materials.
☐ Soliciting Material Pursuant to § 240.14a-12.
PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On October 21, 2010, Phoenix Technologies Ltd., a Delaware corporation (“Phoenix”), entered into an Amendment (the “Amendment”) to Agreement and Plan of Merger (the “Marlin Merger Agreement”), dated August 17, 2010, between Phoenix and Pharaoh Acquisition LLC, a Delaware limited liability company and formerly known as Pharaoh Acquisition Corp (“Parent”), Pharaoh Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), each affiliates of Marlin Equity Partners (“Marlin”), and, solely for purposes of providing a guarantee of the obligations of the Parent and Merger Subsidiary, Marlin Equity II, L.P., a Delaware limited partnership and Marlin Equity III, L.P., a Delaware limited partnership. Pursuant to the Amendment, the Merger Consideration (as defined in the Marlin Merger Agreement) was increased to $4.05 per share. In addition, the Amendment, among other things, (i) provides that Phoenix will cause the stockholder meeting currently scheduled to be held on October 25, 2010 to be delayed to a date that is not more than ten (10) days after the mailing date of a supplemental proxy statement and (ii) eliminates the closing condition that stockholders representing not more than ten percent (10.0%) of Phoenix common stock shall have exercised their appraisal rights under applicable Delaware laws.
Other than as expressly modified pursuant to the Amendment, the Marlin Merger Agreement remains in full force and effect as originally executed on August 17, 2010. The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 2.1 to the Form 8-K filed by Phoenix on October 22, 2010 and is incorporated herein by reference.
As previously disclosed in the Current Report on Form 8-K filed on August 17, 2010 (the “August 17, 2010 Form 8-K”), the Board adopted and approved, based upon the recommendation of the Compensation Committee of the Board, the Special Acquisition Bonus Program (the “Program”) designed to aid in the retention of Phoenix executive officers and other key employees in connection with the proposed merger under the Marlin Merger Agreement. Under the Program, eligible employees will be allowed to participate in a special bonus pool that will be established at the time the merger. In addition, as previously disclosed in Phoenix’s definitive proxy statement filed on September 22, 2010, the Board used a matrix (the “Matrix”) to determine the size of the bonus pool based on the consideration paid in the merger. The Matrix contemplated that if a transaction occurred at a price higher (or lower) than the one embodied in the original proposal from Marlin, then the size of the retention plan would increase (or decrease) both in dollar amount and as a percentage of the overall transaction value, pursuant to that Matrix. On October 21, 2010, the Board formally adopted the Matrix as follows:

Merger Consideration (per share):	$3.85	$3.90	$3.95	$4.00	$4.05	$4.10	$4.15	$4.20	$4.25	$4.30	$4.35	$4.40 and higher
Retention Bonus Pool Percentage:	0.625%	0.75%	0.875	1.00%	1.125%	1.25%	1.375%	1.50%	1.625%	1.75%	1.875%	2.00%

Based on the Matrix and a merger consideration of $4.05 per share, the bonus pool will be established in a dollar amount equal to 1.125% of the current acquisition value established for Phoenix based on the acquisition proceeds payable to the Company’s shareholders and the dollar liability triggered under the Program.
The foregoing description of the Program does not purport to be complete and is qualified in its entirety by reference a copy of the Program, a copy of which was filed as Exhibit 10.2 to the August 17, 2010 Form 8-K and is incorporated herein by reference.
As previously disclosed, on October 20, 2010, Gores Capital Partners III, L.P. and its affiliates submitted a definitive offer and revised proposal (the “Gores Proposal”) to Phoenix to acquire all of the outstanding securities of Phoenix for cash consideration of $4.05 per share, and the board of directors of Phoenix (the “Board”) determined that such proposal constituted a Superior Proposal (as such term is defined in the Marlin Merger Agreement).
On October 21, 2010, pursuant to the terms of the Marlin Merger Agreement, Marlin submitted a matching proposal in the form of the Amendment to increase the Merger Consideration to $4.05 per share and modify other terms in the Marlin Merger Agreement as described in Item 1.01 above. On October 21, 2010, the Board determined, after consulting with its financial and legal advisors, that in light of the matching proposal submitted by Marlin, the Gores Proposal no longer constitutes a Superior Proposal and that it is in the best interest of the stockholders of Phoenix to enter into the Amendment.
The Board has approved the merger with Marlin and continues to support its recommendation that Phoenix’s stockholders adopt the Marlin Merger Agreement, as amended by the Amendment, and approve the merger with Marlin at Phoenix’s special meeting of stockholders. Phoenix plans to distribute and file with the Securities and Exchange Commission a supplement to the definitive proxy statement filed on September 22, 2010 to update stockholders with respect to the development described above.
Phoenix expects that it will hold but immediately adjourn its special meeting of stockholders originally scheduled on October 25, 2010 to a later date to be announced at the meeting.
Important Additional Information About the Merger and Where You Can Find It.
In connection with the proposed transaction and the special meeting of Phoenix stockholders to approve the transaction, Phoenix has filed a definitive proxy statement with the Securities and Exchange Commission on September 22, 2010 and will file one or more supplements to the definitive proxy statement (as supplemented, the “Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION

ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation are included in the Proxy Statement. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Forward-Looking Statements
This document contains certain forward-looking statements about Phoenix that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the occurrence of any event, change or other circumstances that could affect the timing and results of stockholder approval of the Marlin Merger Agreement and the closing of the merger contemplated under the Marlin Merger Agreement; the outcome of any legal proceedings that have or may be instituted against the Company; the risk that the proposed transaction disrupts current plans and operations; and other risks that are set forth in the “Risk Factors” and other sections of Phoenix’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the merger are beyond Phoenix’s ability to control or predict. Phoenix undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Phoenix Announces Revised Merger Agreement with Marlin Equity Partners for
Increased Consideration of $4.05 per Share in Cash
MILPITAS, Calif., Oct. 22, 2010 — Phoenix Technologies Ltd. (Nasdaq: PTEC), the global leader in core systems software (CSS), today announced it has executed an amendment to the definitive merger agreement previously entered into by the Company with affiliates of Marlin Equity Partners (“Marlin”) on August 17, 2010. Under the terms of the amended merger agreement, which Marlin proposed to Phoenix following the receipt by Phoenix of a definitive acquisition proposal from the Gores Group on October 20, 2010, Marlin matched Gores’ offered price and will acquire all outstanding shares of Phoenix common stock for $4.05 per share in cash (the “Amended Marlin Agreement”), or approximately $146 million in total consideration. The consideration under the original merger agreement was $3.85 per share in cash, or approximately $139 million in total consideration.
The new purchase price represents a premium of approximately 34% over Phoenix’s closing share price of $3.02 on August 17, 2010, the last trading day prior to the public announcement of Marlin’s proposal to acquire Phoenix, and a premium of approximately 32% over Phoenix’s average closing share price for the 30 trading days ending on August 17, 2010.
The transaction is subject to customary closing conditions, including the approval of Phoenix’s stockholders. The stockholder meeting to approve the merger that is currently scheduled to be held on October 25, 2010 will be delayed for approximately 10 days from that date. There continues to be no financing condition to the transaction.
About Marlin Equity Partners
Marlin Equity Partners is a Los Angeles-based private investment firm with over $1 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries that are in the process of undergoing operational, financial or market-driven change where Marlin’s capital, industry relationships and extensive operational capabilities significantly strengthens a company’s outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 35 acquisitions. For more information, please visit www.marlinequity.com.

About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products — Phoenix SecureCore Tiano™ and Embedded BIOS® — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 200 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Phoenix, Phoenix Technologies, Phoenix SecureCore Tiano, Embedded BIOS and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.
Forward — Looking Statements
The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. Phoenix’s ability to complete the proposed transaction is dependent upon stockholder approval and other customary closing conditions, not all of which are entirely within the control of Phoenix or Marlin. Phoenix’s ultimate ability to execute its strategies, compete effectively and achieve long-term success is subject to a variety of uncertainties and factors. Additional information concerning those factors is set forth in Phoenix’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in Phoenix’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Phoenix does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.
Additional Information and Where to Find It
In connection with the proposed transaction, Phoenix will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Contacts:
Phoenix Technologies Ltd.
Robert Andersen
Chief Financial Officer
Tel: 408-570-1000